                                                                                        FOR:   International Speedway Corporation
                                                                     APPROVED BY:   Wes Harris
                                                                                                   Director of Investor Relations
                                                                                                   (386) 947-6465

                                                                              CONTACT:   Jonathan Schaffer/Betsy Brod
                                                                                                   Brod Group
                                                                                                   (212) 750-5800

INTERNATIONAL SPEEDWAY REPORTS 2003 FIRST QUARTER RESULTS

DAYTONA BEACH, FLORIDA – April 8, 2003 – International Speedway Corporation (“ISC”) (Nasdaq/NM: ISCA; OTC Bulletin Board: ISCB) today reported results for the first quarter ended February 28, 2003.

Total revenues for the first quarter increased to a record $130.9 million compared to revenues of $125.8 million in the prior-year period.  Operating income was $48.8 million during the period compared to $49.2 million in the first quarter of fiscal 2002.  Net income for the first quarter of fiscal 2003 was $25.4 million, or $0.48 per diluted share, compared to income of $25.4 million, or $0.48 per diluted share, in the prior-year period before the cumulative effect of an accounting change.  Fiscal 2002 first quarter results included a previously announced one-time, non-cash after-tax charge of $517.2 million, or $9.74 per diluted share, associated with the adoption of Statement of Financial Accounting Standards No. 142.  Inclusive of this charge, the Company reported a 2002 first quarter net loss of $491.9 million, or $9.26 per diluted share.

Results for the first quarter of 2003 included a previously reported favorable impact of a non-recurring revenue contribution to ISC's Food, Beverage, and Merchandise Income of approximately $1.6 million, or less than $0.02 per diluted share in earnings, related to the Company's ongoing activities to audit third party vendors' sales reports for prior years.

In addition to record revenues for the first quarter, more than 29 million television viewers tuned in for the NASCAR Winston Cup Series Daytona 500, America's most watched motorsports event. Other highlights of the quarter included the second highest attended Budweiser Shootout in history, the signing of additional long-term corporate sponsorship agreements, and increased television viewership for several of the Company's events.  As previously reported, the Company's performance in the period was impacted by a combination of inclement weather for events at Daytona and North Carolina and softer attendance-related revenues due to prevailing economic and geopolitical conditions.

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ISC REPORTS 2003 FIRST QUARTER RESULTS                                                                                PAGE -2-

Inclement weather continued to play a significant role at events early in the Company's second quarter as rain impacted eight out of ten days of racing during Daytona's Bike Week.  The Daytona 200 by Arai, Bike Week's finale and premier event, was scheduled for Sunday, March 9th but was postponed until the following day.  Poor weather was also a major factor at Darlington's triple-header weekend, impacting attendance levels for the Winston Cup qualifying and NASCAR Craftsman Truck Series events held on Friday and postponing Saturday's NASCAR Busch Series race until the following Monday.  Although attendance-related revenues for Darlington's Winston Cup event on Sunday were affected by inclement weather during race week, the event featured one of the most exciting finishes in Winston Cup history with Ricky Craven beating Kurt Busch by a margin of victory of only 0.002 of a second.

Other major events held to date in the second quarter included successful IRL IndyCar Series weekends at Homestead-Miami and Phoenix, with both event weekends posting double-digit increases in attendance over the prior year.  In addition, Talladega hosted a NASCAR Winston Cup weekend including Busch Series and IROC racing events.  While the weekend featured Dale Earnhardt, Jr.'s record-breaking fourth consecutive Winston Cup win at Talladega, results for the weekend were below Company expectations.  Poor weather, a weaker economy and increased geopolitical uncertainty impacted the weekend's financial performance.  In addition, fans attending Talladega's events travel further, on average, than for other ISC events, with the exception of the Daytona 500.  As such, the Company believes travel costs, including higher fuel prices, also played a significant part in reducing attendance-related revenues at Talladega.

As a result of second quarter performance to date, the Company is revising its second quarter guidance for revenues to a range of $115 million to $120 million, and earnings to a range of $0.25 to $0.27 per diluted share.  While overall advance ticket sales for remaining 2003 events are slightly behind 2002 levels, sales for many of the Company's remaining 2003 major events are ahead of the prior year.  Therefore, the Company does not believe the results of Talladega's event weekend are representative of trends for the remainder of the year.  The Company remains comfortable with its previously announced revenue and earnings guidance for the third and fourth quarters, including third quarter earnings of $0.70 to $0.72 per diluted share and $0.64 to $0.66 for the fourth quarter.  Accordingly, ISC is adjusting its full year guidance to a range of $2.07 to $2.13 per diluted share.

"We are optimistic about our remaining events for 2003," commented Mr. James C. France, President and Chief Operating Officer of International Speedway Corporation.  "We believe California's April Winston Cup race will sell out again this year and advanced ticket sales for its supporting Busch Series race are currently ahead of 2002. We also recently announced that Richmond's upcoming Winston Cup event in May has already sold out, including this year's expansion of 3,100 seats and six suites, and Kansas has once again sold out its entire facility on a season-ticket basis."

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ISC REPORTS 2003 FIRST QUARTER RESULTS                                                                              PAGE -3-

Supporting its positive outlook on corporate spending, the Company continues to attract new sponsors and enhance and/or renew relationships with existing partners.  Recognizing the benefits from a more high-profile position in the sport, Automobile Club of Southern California has increased its motorsports involvement and is now title sponsor of California's Winston Cup event.  Automobile Club was previously title sponsor of California's Busch race.  In addition, General Motors renewed its position for both of Richmond's Winston Cup events, and General Mills is returning as sponsor of North Carolina's Winston Cup and Busch events in the fall.  Also, Funai renewed its fall Busch race sponsorship at Richmond, and Purex sponsored the IRL IndyCar event at Phoenix in March.  Currently, ISC's only open Winston Cup entitlement for 2003 is Michigan's race in August, compared to four open Winston Cup title sponsorships at this time last year.

            The Company has also been successful in securing sponsorships for official status positions and display rights, highlighted by multi-track agreements with DeWalt, Newell-Rubbermaid, U.S. Army, Labor Ready, Wachovia, Marlboro and Sony.

Mr. France continued, "We remain confident in our forecast for revenue and earnings growth in the remainder of 2003.  Television broadcast rights fees are expected to increase 16% this year, corporate spending for both sponsorship and hospitality are growing, and overall ticket demand for our events remains solid.  All of these factors point to a revenue mix that provides long-term growth as well as stability during challenging economic periods."

"We are constantly exploring ways to leverage our assets," concluded Mr. France.  "We continue to invest in our business with the goal of enhancing both the fan experience and shareholder returns.  Also, NASCAR recently informed track operators of possible schedule realignments of Winston Cup dates beginning in 2004, which we believe will enhance shareholder value.  We are in the process of evaluating our portfolio of tracks and events in order to maximize the value of these assets for the Company, as well as for our broadcast partners and corporate sponsors.  We look forward to working with NASCAR on this important initiative with a focus on opportunities beginning as early as 2004."

The management of ISC will host a conference call today with investors at 9:00 a.m. Eastern Time which may also be accessed via the Internet at the Company's Web site, www.iscmotorsports.com, under the "Investor Relations" section.

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ISC REPORTS 2003 FIRST QUARTER RESULTS                                                                              PAGE -4-

International Speedway Corporation is a leading promoter of motorsports activities in the United States, currently promoting more than 100 events annually.  The Company owns and/or operates 12 of the nation’s major motorsports facilities, including Daytona International Speedway in Florida (home of the Daytona 500); Talladega Superspeedway in Alabama; Michigan International Speedway located outside Detroit; Richmond International Raceway in Virginia; California Speedway near Los Angeles; Kansas Speedway in Kansas City, Kansas; Phoenix International Raceway in Arizona; Homestead-Miami Speedway in Florida; North Carolina Speedway in Rockingham; Darlington Raceway in South Carolina; Watkins Glen International in New York; and Nazareth Speedway in Pennsylvania.  Other track interests include an indirect 37.5% interest in Raceway Associates, LLC, which owns and operates Chicagoland Speedway and Route 66 Raceway near Chicago, Illinois.

The Company also owns and operates MRN Radio, the nation's largest independent sports radio network; DAYTONA USA, the "Ultimate Motorsports Attraction" in Daytona Beach, Florida, the official attraction of NASCAR; and subsidiaries which provide catering services, food and beverage concessions, and produce and market motorsports-related merchandise under the trade name "Americrown."  For more information, visit the Company's Web site at www.iscmotorsports.com.

Statements made in this release that express the Company's or management's beliefs or expectations and which are not historical facts or which are applied prospectively are forward-looking statements. It is important to note that the Company's actual results could differ materially from those contained in or implied by such forward looking statements. The Company's results could be impacted by risk factors, including, but not limited to, weather surrounding racing events, government regulations, economic conditions, consumer and corporate spending, military actions, air travel and national or local catastrophic events.  Additional information concerning factors that could cause actual results to differ materially from those in the forward looking statements is contained from time to time in the Company's SEC filings including, but not limited to, the 10-K and subsequent 10-Q's. Copies of those filings are available from the Company and the SEC. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be needed to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by International Speedway or any other person that the events or circumstances described in such statement are material.

(Tables Follow)

ISC REPORTS 2003 FIRST QUARTER RESULTS                                                                               PAGE -5-

ISC REPORTS 2003 FIRST QUARTER RESULTS                                                                              PAGE -6-

Condensed Consolidated Balance Sheets

	November 30, 2002	February 28, 2003 (Unaudited)
	(In Thousands)	
ASSETS		
Current Assets:		
Cash and cash equivalents	$ 109,263	$ 148,742
Short-term investments	200	200
Receivables, less allowance of $1,500	30,557	80,360
Inventories	4,799	7,196
Prepaid expenses and other current assets	3,784	11,648
Total Current Assets	148,603	248,146
Property and Equipment, net of accumulated depreciation of $192,433 and $203,053, respectively	859,096	860,703
Other Assets:		
Equity investments	31,152	29,602
Goodwill	92,542	92,542
Other	24,578	20,327
	148,272	142,471
Total Assets	$ 1,155,971	$ 1,251,320
LIABILITIES AND SHAREHOLDERS' EQUITY		
Current Liabilities:		
Accounts payable	$ 17,506	$ 17,492
Deferred income	98,315	151,576
Current portion of long-term debt	5,775	6,775
Income taxes payable	3,939	10,786
Other current liabilities	10,968	17,222
Total Current Liabilities	136,503	203,851
Long-Term Debt	309,606	302,776
Deferred Income Taxes	74,943	83,959
Long-Term Deferred Income	11,709	11,753
Other Long-Term Liabilities	885	847
Commitments and Contingencies	-	-
Shareholders' Equity:		
Class A Common Stock, $.01 par value, 80,000,000 shares authorized; 25,319,221 and 25,553,863 issued and outstanding at November 30, 2002 and February 28, 2003, respectively	253	256
Class B Common Stock, $.01 par value, 40,000,000 shares authorized; 27,867,456 and 27,633,497 issued and outstanding at November 30, 2002 and February 28, 2003, respectively	279	276
Additional paid-in capital	693,463	693,489
Retained deficit	(67,641)	(42,277)
Accumulated other comprehensive loss	(874)	(836)
	625,480	650,908
Less: unearned compensation-restricted stock	3,155	2,774
Total Shareholders' Equity	622,325	648,134
Total Liabilities and Shareholders' Equity	$ 1,155,971	$ 1,251,320

ISC REPORTS 2003 FIRST QUARTER RESULTS                                                                              PAGE -7-

Condensed Consolidated Statements of Cash Flows

	Three Months Ended February 28, 2002	Three Months Ended February 28, 2003
	(Unaudited) (In Thousands)	
OPERATING ACTIVITIES		
Net (loss) income	$ (491,886)	$ 25,364
Adjustments to reconcile net (loss) income to net cash provided by operating activities:		
Cumulative effect of accounting change	517,249	-
Depreciation and amortization	9,913	10,553
Amortization of unearned compensation	323	407
Amortization of financing costs	432	80
Deferred income taxes	6,887	9,016
Undistributed loss from equity investments	1,754	1,550
Other, net	(24)	(50)
Changes in operating assets and liabilities:		
Receivables, net	(40,848)	(49,803)
Inventories, prepaid expenses and other current assets	(6,148)	(10,254)
Accounts payable and other current	6,275	6,240
Deferred income	49,771	53,305
Income taxes payable	6,474	6,847
Net cash provided by operating activities	60,172	53,255
INVESTING ACTIVITIES		
Capital expenditures	(10,673)	(12,145)
Proceeds from asset disposals	335	50
Proceeds from affiliate	-	4,075
Proceeds from restricted investments	1,263	-
Other, net	(138)	(256)
Net cash used in investing activities	(9,213)	(8,276)
FINANCING ACTIVITIES		
Payment of long-term debt	(9,050)	(5,500)
Payments under credit facilities	(20,000)	-
Reacquisition of previously issued common stock	(692)	-
Net cash used in financing activities	(29,742)	(5,500)
Net increase in cash and cash equivalents	21,217	39,479
Cash and cash equivalents at beginning of period	71,004	109,263
Cash and cash equivalents at end of period	$ 92,221	$ 148,742

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